EXHIBIT 10.19

Amendment to Amended and Restated Agreement Between Genentech, Inc.
and F. Hoffmann-LaRoche Ltd Regarding Commercialization of Genentech's
Products Outside the United States

            This Amendment to Amended and Restated Agreement Between Genentech, Inc. and F. Hoffmann-LaRoche Ltd Regarding Commercialization of Genentech's Products Outside the United States (hereinafter, "Amendment") is made, effective as of June 26, 2000 ("Amendment Effective Date"), by and among F. Hoffmann-LaRoche Ltd, Grenzacherstrasse 124, CH 4070 Basel, Switzerland ("ROCHE"), Genentech, Inc., 1 DNA Way, South San Francisco, California USA 94080, Genentech Europe Limited, Reid House, 31 Church Street, Hamilton, Bermuda HM FXV and Genentech Biopharmaceuticals Limited, Reid House, 31 Church Street, Hamilton, Bermuda HM FXV ("GENENTECH").

WHEREAS, ROCHE and GENENTECH have entered into that certain Amended and Restated Agreement Between Genentech, Inc. and F. Hoffmann-LaRoche Ltd Regarding Commercialization of Genentech's Products Outside the United States (hereinafter, the "Commercialization Agreement").

WHEREAS, ROCHE and GENENTECH now wish to have ROCHE commercialize and market in Canada GENENTECH's tissue plasminogen activator Product, tenecteplase ("TNKase") under certain terms and conditions, and to amend the Commercialization Agreement with respect to such terms and conditions and related matters.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

  All capitalized terms in this Amendment shall have the meanings given in the Commercialization Agreement unless otherwise expressly defined hereinbelow.

  The following sentence is hereby added at the end of Article 1, Section 5 of the Commercialization Agreement: "The term Canada Products shall also include TNKase tissue plasminogen activator, tenecteplase (hereinafter, "TNKase")."

  The following two sentences are hereby added at the end of Article II, Section 5(a):

  "The Parties acknowledge that GENENTECH has obtained a license to the trademark "TNK" with respect to its tissue plasminogen activator Product tenecteplase in the United States of America, but that GENENTECH has no license to the trademark "TNK" in any country other than the United States. The Parties acknowledge that ROCHE's Canadian affiliate has filed an application for registration of the trademark "TNKase" in Canada. ROCHE does not believe that a license under third party trademark rights is required for ROCHE's Canadian affiliate to register or to use the "TNKase" trademark in connection with tenecteplase in Canada. ROCHE shall defend, indemnify and hold harmless GENENTECH from and against all third party costs, claims, suits, expenses (including reasonable attorneys' fee) and damages arising out of or resulting from any claim of infringement or inducement to infringe any third party's trademark rights, or any contractual claim related thereto, that is based on any such registration or use of the "TNKase" trademark. "

  The following new Section 4(c) shall be added to Article VI of the Commercialization Agreement:

"(c) Notwithstanding the royalty provisions of Article VI, Section 4(a) above, with respect to the Canada Product TNKase only, ROCHE shall pay GENENTECH as follows:
    a non-refundable license fee of two million U.S. dollars ($2,000,000), which shall be paid within ten (10) days of signature of this Amendment by the Parties;
    a non-refundable milestone payment of four million U.S. dollars ($4,000,000), which shall be paid within thirty (30) days after the first regulatory approval for marketing of TNKase in Canada;
    a royalty of twelve and one-half percent (12.5%) on Net Sales of TNKase in Canada. The payment of such royalties on TNKase shall continue until the latter to occur of: 1) the last expiration of a Valid Claim of a GENENTECH Patent which would be infringed by the sale of TNKase in Canada but for the license granted herein or 2) a period of 25 years from the Amendment Effective Date;
    an additional royalty of ten percent (10%) on Net Sales of TNKase in Canada. Such additional royalty payments shall cease when ROCHE has paid GENENTECH a combined total of $27 million U.S. dollars under this Section 4(c)(iv) and under Section 4(b) above.

  The Parties acknowledge and hereby agree that the payments under Section (c)(i) and (ii) above shall be made as ROCHE's share of GENENTECH's Development Costs related to development leading to the first regulatory approval of TNKase for acute myocardial infarction. For any other GENENTECH Development Costs incurred with respect to TNKase (for example, for Development Costs for any other indication, formulation, dosing regimen or regulatory approval), GENENTECH shall be reimbursed by ROCHE for ten percent (10%) of all such Development Costs, pursuant to Article IV, Section 3(a) of the Commercialization Agreement. GENENTECH will keep ROCHE's Canadian affiliate reasonably informed of GENENTECH's significant and material development activities for TNKase to aid ROCHE in its budget planning for its share of such Development Costs.

  This Amendment specifically cancels and supersedes that certain letter agreement between Hoffman-La Roche Limited and Genentech, Inc. dated June 22, 1999 related to the subject matter hereof and signed by John Melville and William Young.

  Except as expressly amended herein, all of the terms and conditions of the Commercialization Agreement shall remain in full force and effect.

  This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representative as of the Amendment Effective Date.

GENENTECH, INC.		HOFFMANN-LA ROCHE LTD

By:	/s/ ART LEVINSON	By:	/s/ STEFAN ARNOLD

Name:	Art Levinson	Name:	Stefan Arnold

Title:	Chief Executive Officer	Title:	Vice Director

		By:	/s/ RON SCOTT

		Name:	Ron Scott

		Title:	Vice Director

GENENTECH EUROPE LIMITED

By:	/s/ ART LEVINSON

Name:	Art Levinson

Title:	Chief Executive Officer

GENENETECH BIOPHARMACEUTICALS LIMITED

By:	/s/ ART LEVINSON

Name:	Art Levinson

Title:	Chief Executive Officer